Exhibit 99.1

MindWave Innovations Signs Agreement with US-Based BlockAssure to Build and Operate AssureChain, an End-to-End Insurance and Reinsurance Network

AssureChain, a dedicated subnet of MindChain, will run every insurance function on-chain, while MindChain provides settlement and anchoring to Ethereum

MATAWAN, New Jersey, Oct. 4, 2026 – via IBN – MindWave Innovations Inc. USA (“MindWave”), a wholly owned subsidiary of Apimeds Pharmaceuticals US, Inc. (NYSE American: APUS), has signed a 2-year master maintenance and service agreement with Delaware-based BlockAssure Inc. (“BlockAssure”) to build, deploy and operate AssureChain, a dedicated subnet of MindChain that will run BlockAssure’s insurance and reinsurance operations on-chain.

For MindWave, this is an important expansion of its U.S. business. It takes the company’s technology work into insurance and reinsurance, and it is a long-term build-and-operate contract with a U.S. client.

“BlockAssure chose us to build AssureChain, and it is exactly the kind of work we want to do for U.S. clients,” said Dr. Vin Menon, Chief Executive Officer of MindWave Innovations Inc. USA.

MindWave will design, develop, security-audit and deploy AssureChain, then host, operate and maintain it once it goes live. All of BlockAssure’s insurance work will happen on AssureChain: contracts, policies, premium and payment entries, reinsurance treaties and claims processing, from the start of a policy to the settlement of a claim. MindChain’s job is narrower – It provides the settlement layer and anchors AssureChain’s records to Ethereum.

MindWave will earn contracted development fees, payable in quarterly installments, with later operating and maintenance fees to be agreed. The agreement also provides for an allocation to MindWave equal to 20% of the total supply of AssureCoin, a digital token BlockAssure plans to create within the MindChain network, delivered when the token is created. The allocation is fully vested on delivery, and anti-dilution terms maintain MindWave’s 20% share if additional AssureCoin is issued during the term or for two years afterward.

The aim is straightforward: BlockAssure handles the market relationships, and MindWave builds and runs the network underneath them. Contracts, policies, payments, treaties and claims all run on AssureChain. Because it settles through MindChain and anchors to Ethereum, you can follow any claim from the policy that created it to the recovery that closes it outFor the length of the agreement, MindWave is BlockAssure’s exclusive blockchain provider for AssureChain.

The two companies have divided the work along clear lines. BlockAssure will lead underwriting and claims decisions, licensing, and its relationships with insurers, reinsurers and brokers. MindWave supplies the infrastructure and the technical services needed to run AssureChain. It acts only as the technology provider.

AssureChain is made up of four modules and a data oracle: insurance contracts; policy issuance and lifecycle management, including premium and payment entries; reinsurance treaties and facultative placements; and claims processing from notification through assessment, settlement and reinsurance recovery. The oracle feeds verified parametric, environmental, catastrophe, market and identity data onto AssureChain, which lets a parametric claim trigger automatically once a pre-agreed threshold is met.

Each claim on AssureChain can be traced back to the policy, contract and treaty it came from, and MindChain anchors those records to Ethereum. BlockAssure and its counterparties therefore work from one verifiable record, from placement to settlement. Each module will be independently security-audited before production, and personal data will not be written on-chain except in hashed or tokenized form.

The agreement took effect on Oct. 4, 2026. Development is planned over four quarters against agreed milestones, and BlockAssure will acceptance-test each module. Once the first module is accepted, MindWave takes on hosting, validator operations, maintenance, security patches and helpdesk support.

After the initial 2-year term, the agreement renews automatically for one-year periods unless either party gives 90 days’ notice.

About MindWave Innovations Inc. USA

MindWave Innovations Inc. USA, a wholly owned subsidiary of Apimeds Pharmaceuticals US, Inc. (NYSE American: APUS), develops technology infrastructure and digital solutions for blockchain-enabled applications, data-driven platforms, and emerging commercial ecosystems.

Through projects such as AssureChain, MindWave is expanding the application of its technology into insurance, reinsurance and digital-asset-enabled insurance models.

For more information, visit https://www.mindwaveinnovations.com/

About MindChain

MindChain is a blockchain infrastructure developed within the MindWave ecosystem to support transparent, traceable, and verifiable digital transactions. It is designed to provide the underlying ledger capabilities required for applications involving digital assets, registries, tokenized ecosystems, and decentralized services.

About AssureChain

AssureChain is BlockAssure’s dedicated insurance and reinsurance network and runs as a subnet of MindChain. Every insurance function runs on AssureChain. MindChain handles settlement and anchoring to Ethereum.

About BlockAssure Inc.

BlockAssure Inc. is a Delaware corporation developing an insurance and reinsurance platform supported by digital asset capital.

For more information, visit https://www.blockassure.io/

Forward-Looking Statements

This announcement contains forward-looking statements regarding the development, implementation, anticipated capabilities, and potential performance of AssureChain, and the potential creation and allocation of AssureCoin. These statements are based on current expectations and are subject to risks and uncertainties, including development timelines, achievement of project milestones, technical performance, regulatory requirements, BlockAssure’s licensing, whether and when AssureCoin is created, and market acceptance. Actual results may differ materially from those expressed or implied. The company undertakes no obligation to update these statements except as required by applicable law.

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